Exhibit 3



                  PLAN AND SUMMARY PLAN DESCRIPTION FOR THE SPECIAL PLAN AND SEVERANCE BENEFITS PROGRAM FOR EMPLOYEES
                          OF DR PEPPER/SEVEN-UP CORPORATION


          IN THE EVENT OF ANY DISCREPANCY BETWEEN THIS DOCUMENT AND ANY OTHER COMMUNICATION REGARDING THE SPECIAL SEVERANCE BENEFITS PROGRAM FOR EMPLOYEES OF DR PEPPER/SEVEN-UP CORPORATION, THIS DOCUMENT SHALL CONTROL


                    1.   Purpose of the Plan:  The purpose of the Special
                         -------------------
          Severance Benefits Program for Employees of Dr Pepper/Seven-Up Corporation (the "Plan") is to make available to eligible
                            ----
          employees Severance Benefits that will (i) encourage them to continue in the employ of Dr Pepper/Seven-Up Corporation (the "Corporation") (including its subsidiaries and affiliates) or of
           -----------
          any successor in interest of the Corporation, including any purchaser of all or substantially all of the assets of the Corporation (a "Successor"), by financially assisting them in the
                          ---------
          event of unemployment and (ii) to provide eligible employees with a measure of job security that will encourage them to remain in the employ of the Corporation at a time of wide spread market speculation regarding the continuing independence of the Corporation, thus enhancing the Corporation's prospects for maintaining a stable work force and minimizing the disruption that could be caused by increased employee turnover as well as benefiting the interests of the shareholders.

                    EXCEPT AS IS SPECIFICALLY PROVIDED HEREIN, THE PLAN SUPERSEDES AND CANCELS ANY SEVERANCE POLICY, PROGRAM, PLAN OR PRACTICE THAT IS APPLICABLE TO EMPLOYEES OF THE CORPORATION IN THE EVENT OF A CHANGE OF CONTROL OF THE CORPORATION (OTHER THAN ANY STOCK OPTION PLAN OR ANY INDIVIDUAL EMPLOYMENT OR CHANGE OF CONTROL RELATED SEVERANCE CONTRACT), WHETHER ORAL OR IN WRITING, WHICH MAY HAVE BEEN ANNOUNCED OR MAY HAVE EXISTED PRIOR TO THE EFFECTIVE DATE OF THE PLAN; PROVIDED THAT ANY SUCH POLICY, PROGRAM, PLAN OR PRACTICE SHALL BE SUPERSEDED AND CANCELLED ONLY TO THE EXTENT IT APPLIES TO THE TERMINATION OF EMPLOYMENT AFTER A CHANGE OF CONTROL.

                    The payments required by this Plan are voluntary and unconditional on the part of the Corporation and are not required by any legal obligation other than the Plan itself.

                    The Corporation recognizes that all employment with the Corporation is on an at-will basis. Accordingly, the Corporation recognizes its right to terminate or discontinue the employment of any employee for any reason, with or without notice.
          Likewise, subject to any individual employment contract obligation, the Corporation




















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          recognizes the reciprocal right of any employee to terminate or discontinue his or her employment with the Corporation for any reason, with or without notice.

                    2.   Plan Effective Date:  The Plan will be effective
                         -------------------
          for the period commencing February 24, 1994 (the "Plan Effective
                                                            --------------
          Date") and ending February 29, 2004, unless earlier terminated in
          ----
          accordance with Section 16 below (the "Plan Termination Date").
                                                 ---------------------
          The Severance Benefits provided hereunder shall apply only with respect to the first Change of Control of the Corporation (as defined herein) that occurs after the Plan Effective Date, if any, and before the Plan Termination Date.

                    3.   Eligibility for Severance Benefits:  A full time
                         ----------------------------------
          employee of the Corporation (whether salaried or paid on an hourly basis), as determined by the Corporation and on the basis of its regular personnel practices, shall be eligible to receive Severance Benefits in accordance with Section 4 if:

                    (i) the employee is a full time employee of this Corporation;

                    (ii) the employee continues in the employ of the
               Corporation (including its subsidiaries and affiliates) or a Successor; and

                    (iii) (A) in connection with, upon or following a Change of Control of the Corporation, the employee is discharged within 24 months of the date of the occurrence of such Change of Control by either the Corporation or a Successor; or

                         (B) the employee terminates employment with the Corporation for Good Reason in connection with, upon or following a Change of Control of the Corporation (as defined herein) and within 24 months of the occurrence of such Change of Control.

                    The following individuals employed by the Corporation are NOT eligible to participate in this Plan:

                    (i) individuals who are not full time employees of the Corporation; and

                    (ii) individuals who are on leave of absence or other
               inactive status at the time of their termination of employment with the Corporation.

                    4.   Severance Benefits:  The Severance Benefits
                         ------------------
          provided to an eligible employee (as described in Section 3) shall consist of one or more of the following:

                    (i)  Severance Pay;

                    (ii) Vacation Pay;
















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                    (iii)     cash out of any unvested stock options
               granted under the 1993 Stock Ownership Plan and held by an eligible employee at the time of termination of employment; and

                    (iv) the automatic lapsing of any restrictions on
               shares of restricted stock held by an eligible employee at the time of termination of employment.

                    Calculation. The amount of an eligible employee's Severance Pay and Vacation Pay shall be calculated in accordance with the employee's monthly base salary (which, for hourly employees, shall be such employee's hourly wage multiplied by
          173.3 hours), from the Corporation or a Successor, whichever is the employing entity immediately prior to the termination of employment giving rise to the entitlement to Severance Benefits, as determined by such entity immediately prior to the applicable employment termination date and on the basis of its regular payroll practices ("Base Salary"); provided, that the Base Salary
                              -----------
          of an employee used in calculating such employee's Severance Benefits hereunder shall not be lower than the amount which would have been the Base Salary of such employee immediately prior to the Change of Control.

                    Cash Payments. All Severance Benefits (other than the vesting of any shares of restricted stock, which shall occur automatically) shall be (a) paid in a lump sum in cash as soon as practicable after termination of employment, but in no event later than the 30th day after the termination date or (b) at the option of the employee, paid to the employee over time in accordance with the regular payroll practices of the Corporation, and over the period of time used to calculate such employee's Severance Pay.

                    Delivery of Restricted Stock. As soon as practicable after termination of employment, but in no event later than the 30th day after the termination date, the Corporation shall deliver to the eligible employee certificates representing all shares of previously restricted stock held by such employee with respect to which restrictions shall have automatically lapsed pursuant to this Section 4, which certificates shall bear no legends regarding limitations or restrictions on transfer, ownership or otherwise.

                    Type and Amount. Severance Benefits shall be determined in accordance with the following schedule and on the basis of the reason for termination as outlined below.






















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                      Type of Severance Benefits To Be Received
                      -----------------------------------------


               Reason for Termination                  Pay
               ----------------------                  ---

               Discharge without Cause                 Vacation Pay,
                                                       Severance Pay, Cash
                                                       Out of Stock Options
                                                       and Lapsing of
                                                       Restrictions on
                                                       Restricted Stock.

               Resignation with Good Reason            Vacation Pay,
                                                       Severance Pay, Cash
                                                       Out of Stock Options
                                                       and Lapsing of
                                                       Restrictions on
                                                       Restricted Stock.

               Discharge for Cause                     Vacation Pay.

               Resignation without Good Reason         Vacation Pay.


                                    Severance Pay
                                    -------------

               Employment Level                        Severance Pay
               ----------------                        -------------

               (a)  Corporate Officer                  12 months' Base
                                                       Salary plus 1 weeks'
                                                       Base Salary for each
                                                       year of service, not
                                                       to exceed in the
                                                       aggregate 18 months'
                                                       Base Salary

               (b)  Division Vice President            6 months' Base
                                                       Salary plus 1 weeks'
                                                       Base Salary for each
                                                       year of service, not
                                                       to exceed in the
                                                       aggregate 12 months'
                                                       Base Salary

               (c)  Director                           3 months' Base Salary
                                                       plus 1 week's Base Salary
                                                       for each year of service,
                                                       not to exceed in the
                                                       aggregate 9 months' Base
                                                       Salary

               (d)  All other employees                1 month's Base Salary
                                                       plus 1 week's Base Salary
                                                       for each year of service,
                                                       not to exceed in the
                                                       aggregate 7 month's Base
                                                       Salary

                                     Vacation Pay
                                     ------------

                    The employees shall be entitled to a cash amount equal to the amount of Base Salary that would have been earned by such employee for a period equal to such employee's unused vacation time with respect to the calendar year in which such employee's employment is terminated.


                              Cash Out of Stock Options
                              -------------------------

                    If an employee is discharged without Cause or resigns with Good Reason, the Corporation shall pay to such employee in respect of any stock options granted to the employee under the Corporation's 1993 Stock Ownership Plan that at the time of termination of employment are held by the employee and have not vested (whether such options were granted before or after the Plan Effective Date) a lump sum in cash in an amount equal to the value of each such stock option, which shall be the excess of (i) the fair market value of a share of the class of stock of the Corporation or a Successor issuable upon exercise of such option (or any successor security substituted for such stock) at the time the cash payment is to be made over (ii) the specified exercise price or similar amount per share of such security.

                    Appropriate withholding for income and payroll taxes, and any other deduction required by law, shall apply to any payment with respect to Severance Benefits.

                    Code Limitations. Notwithstanding any provision of this Agreement to the contrary, the aggregate present value of all "payments in the nature of compensation" (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code")), provided to an employee in the event of a termination of employment shall be one dollar less than the amount that is fully deductible by the Corporation under
          Section 280G of the Code and, to the extent necessary, the payment of Severance Benefits to such employee under this Agreement shall be reduced in order that this limitation not be exceeded. It is the intention of this paragraph to avoid excise taxes on an employee under Section 4999 of the Code or the disallowance of a deduction to the Corporation pursuant to
          Section 280G of the Code.

                    5.   Other Plans:  The participation of an employee
                         -----------
          covered under the Plan and all other employee benefit plans sponsored by the Corporation (or affiliates thereof) shall be governed by the respective terms and provisions thereof.

                    6.   Certain Definitions:  For purposes of this Plan,
                         -------------------
          the following terms shall have the definitions set forth below:

                    (i)  Termination with "Good Reason" shall mean
                                           -----------

                         (A) the assignment to the employee of any duties inconsistent in any respect with the employee's position, authority, duties or responsibilities, or any other action by the Corporation (or a Successor) which results in a diminution in such position, authority, duties or responsibilities excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Corporation (or a Successor) promptly after receipt of notice thereof given by the employee;

                         (B) Any reduction in the employee's base salary, except any such reduction following a Change of Control and resulting from an across the board reduction in base salaries of all employees of the Corporation or a Successor and all the employees of the acquiring Person;

                         (C)  any failure by the Corporation (or a
                    Successor) to comply with any of the provisions of any employment agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Corporation (or a Successor) promptly after receipt of notice thereof given by the employee; or

                         (D)  the Corporation's (or a Successor's)
                    requiring the employee to be based at any office or location other than that at which the employee is employed immediately prior to a Change of Control of the Corporation or another office or location within 35 miles of such office or location.

               Any good faith determination of "Good Reason" made by the employee shall be conclusive; provided, however, that in the event the Corporation disagrees with any such determination by an employee, such dispute shall be settled by binding arbitration between the Corporation and such employee as provided in Section 10 below.

                    (ii) Termination of an eligible employee for "Cause" by
                                                                  -----
               the Corporation (or a Successor) shall mean a termination only if there is either (i) dishonesty or the commission of fraud or criminal acts by the employee or (ii) demonstratively willful repeated violations of the employee's obligations to the Corporation as an employee which are intended to result in, or do result in, material injury to the Corporation.

                    (iii)     A "Change of Control" of the Corporation
                                 -----------------
               (including a Successor) shall mean:

                         (A) Any acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") that would
                                                      ------
                    result in such Person having beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (i) the then outstanding shares of common stock of the Corporation (the "Outstanding Corporation Common Stock") or
                          ------------------------------------
                    (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); provided,
                     -----------------------------------------
                    however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Corporation (excluding an acquisition by virtue of the exercise of a conversion privilege),
                    (ii) any acquisition by the Corporation, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or
                    (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (C) below are satisfied; and provided, further, that the acquisition by any Person that beneficially owns 50% or more of the then Outstanding Corporation Common Stock or the then Outstanding Corporation Voting Securities of beneficial ownership of any additional amount of the Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities shall constitute a Change of Control; or

                         (B)  Individuals who, as of the date hereof,
                    constitute the Board (the "Incumbent Board") cease for
                                               ---------------
                    any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                         (C)  Approval by the shareholders of the
                    Corporation of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than 85% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who where the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (ii) no Person (excluding the Corporation, any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 50% or more of the Outstanding Corporation Common Stock or Outstanding Voting Securities, as the case may be) beneficially owns, directly or indirectly, 0% or more, respectively, of the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation, entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

                         (D)  Approval by the shareholders of the
                    Corporation of (i) a complete liquidation or dissolution of the Corporation unless such liquidation or dissolution is approved as part of a plan of liquidation and dissolution involving a sale or disposition of all or substantially all of the assets of the Corporation to a corporation with respect to which following such sale or other disposition all of the requirements of clauses (ii)(A), (B) and (C) of this subsection (D) are satisfied, or (ii) the sale or other disposition of all or substantially all of the assets of the Corporation, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 85% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding

                    Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (B) no Person (excluding the Corporation and any employee benefit plan (or related trust) of the Corporation or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 50% or more of the Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities, as the case may be) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Corporation.

                    7.   Non-Assignment of Benefits:  No benefit under this
                         --------------------------
          Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, voluntary or involuntary, by operation of law or otherwise, and any attempt to so make it shall be void. Also, no benefit under this Plan shall be liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled to it. Furthermore, if any eligible employee or beneficiary becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit under this Plan, except as it provides, then such benefits shall be held or applied to or for the benefit of that eligible employee or beneficiary or his or her spouse, children or other dependents.

                    8.   Disqualification, Ineligibility, Denial or Loss of
                         --------------------------------------------------
          Benefits:  An employee shall not receive Severance Benefits
          --------
          described under Section 4 if the employee is not eligible to receive Severance Benefits as provided under Section 3 at the time of termination of employment. No benefits shall be payable hereunder in the event of the death or long-term disability of any eligible employee.

                    9.   Coordination of Benefits:  In the event that an
                         ------------------------
          eligible employee is entitled to benefits hereunder and such employee is also entitled to the same benefit in connection with, upon or following a change of control of the Corporation under another program, practice or arrangement of the Corporation (including under any individual written contract with the Corporation (or any subsidiary or affiliate thereof) relating to compensation or any other terms and conditions of employment), then such employee shall receive the greater of the two benefits and shall also be entitled to any other or additional benefits that may be provided under such other program, practice or arrangement that are not related to a change of control. For example, if such employee is entitled to medical continuation benefits under the terms of an individual contract with such employee or a plan available to all employees, he will be entitled to such medical continuation benefits in addition to the severance and other benefits provided under either Section 4 above or under such other program, plan or arrangement, if greater.

                    10.  Resolution of Disputes:  All costs, fees and
                         ----------------------
          expenses, including attorneys' fees, with respect to any arbitration or litigation in connection with this Plan which results in any decision or settlement requiring the Corporation to make a payment to an eligible employee, including, without limitation, attorneys' fees for both the employee and the Corporation, shall be born by, and be the obligation of, the Corporation. In no event shall any employee be required to reimburse the Corporation for any of the costs and expenses incurred by the Corporation relating to arbitration or litigation. The obligation of the Corporation under this Section 10 shall survive the termination for any reason of this Plan. Pending the outcome or resolution of any dispute, including arbitration or litigation, the Corporation shall continue payment of all amounts due the eligible employee without regard to such dispute.

                    Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration in Dallas, Texas. In the proceeding, the Employee shall select one arbitrator, the Company shall select one arbitrator and the two arbitrators so selected shall select a third arbitrator. The decision of a majority of the arbitrators shall be binding on the Employee and the Company. Should one party fail to select an arbitrator within five days after notice of the appointment of an arbitrator by the other party or should the two arbitrators selected by the Employee and the Company fail to select an arbitrator within ten days after the date of the appointment of the last of such two arbitrators, any person sitting as a Judge of the United States District Court for the Federal District of Texas in which the City of Dallas is then situated, upon application of the Employee or the Company, shall appoint an arbitrator to fill such space with the same force and effect as though such arbitrator had been appointed in accordance with the fifth sentence of this Section 10. Any arbitration proceeding pursuant to this Section 10 shall be conducted in accordance with the rules of the American Arbitration Association. Judgment may be entered on the arbitrators' award in any court having jurisdiction.

                    11.  Plan Administrator and Named Fiduciary:  The
                         --------------------------------------
          Corporation is the administrator of the Plan (the "Plan
                                                             ----
          Administrator") with the sole authority to interpret the Plan and
          -------------
          manage its operation, and is also designated the "named
                                                            -----
          fiduciary".  Only the Plan Administrator is authorized to
          ---------
          determine an individual's eligibility for Severance Benefits and other benefits hereunder. The Plan Administrator may be contacted in writing at 8144 Walnut Hill Lane, Dallas, Texas 75231-4372.

                    12.  Making a Claim:
                         --------------

                    How to Submit a Claim:  If you do not receive, or
                    ---------------------
               commence to receive, the Severance Benefits to which you believe you are entitled, you must complete and sign a claim form and return it to the Plan Administrator no later than 60 days after the termination of employment which may entitle you to Severance Benefits, as provided in Section 3.

                    If You Disagree:  If you have made a claim for
                    ---------------
               benefits under this Plan and any portion of the claim is denied, the Plan Administrator will furnish you with a written notice stating the specific reasons for the denial, specific reference to pertinent Plan provisions upon which the denial was based, a description of any additional information or material necessary to perfect the claim and an explanation of why such information or material is necessary, and appropriate information concerning steps to take if you wish to submit the claim for review.

                    Your claim will be deemed denied if the Plan
               Administrator does not approve the claim and fails to notify you within 90 days after receipt of your claim, plus any extension of time for processing the claim, not to exceed 90 additional days, as special circumstances require. To obtain an extension, the Plan Administrator must advise you in writing during the initial 90 days if an extension is necessary, stating the special circumstances requiring the extension and the date by which you can expect the Plan Administrator's decision regarding your claim.

                    Review Procedure:  Within 60 days after the date
                    ----------------
               of written notice denying any benefits (or the date denial shall be deemed to have occurred as provided in the foregoing paragraph), you or your authorized representative may write to the Plan Administrator requesting a review of that decision.

                    Your request for review may contain such issues
               and comments as you wish considered in the review. You may also review pertinent documents in the Plan Administrator's possession. The Plan Administrator will make a final determination with respect to your claim as soon as practicable. The Plan Administrator will advise you of the determination in writing and will set forth the specific reasons for the determination and the specific references to any pertinent Plan provisions upon which the determination is based.

                    Your claim will be deemed denied on review if the
               Plan Administrator fails to give you written notice of final determination within 60 days after receipt of your request for review, plus any extension of time for completing the review, not to exceed 60 additional days, as special circumstances require. To obtain an extension, the Plan Administrator must advise you in writing during the initial 60 days if any extension is necessary, stating the special circumstances requiring the extension and the date by which you can expect the Plan Administrator's decision regarding the review of your claim.

                    13.  Source of Benefits:  The Corporation shall pay any
                         ------------------
          Severance Benefits out of its general assets and no special fund shall be created for such purposes.

                    14.  Plan Sponsor:  The Plan Sponsor is the
                         ------------
          Corporation, Dr Pepper/Seven-Up Corporation; Employer
          Identification Number 75-2134941; Plan Number _____________.

                    15.  Agent for Service of Process:  Legal process may
                         ----------------------------
          be served on the Plan Administrator or the Corporate Secretary of the Corporation.

                    16.  Plan Termination, Assumption and Amendment:  The
                         ------------------------------------------
          Plan shall terminate effective midnight on the Plan Termination Date and no Severance Benefits shall be provided with respect to any termination of employment occurring thereafter. The Plan may be amended by the Corporation in any manner at any time prior to the occurrence of a Change of Control and may be terminated by the Corporation at any time prior to the occurrence of a Change of Control. Prior to February 28, 1997, the Corporation may not amend the Plan after a Change of Control of the Corporation has occurred in any manner prejudicial to eligible employees.

                    17.  Plan Year:  The Plan Year for reporting to
                         ---------
          governmental agencies shall be the calendar year.

                    18.  CONTROLLING LAW:  THE PLAN SHALL BE GOVERNED BY
                         ---------------
          THE LAWS OF THE STATE OF TEXAS, EXCEPT TO THE EXTENT PREEMPTED BY FEDERAL LAW.

                    19.  Your Rights:  Each employee eligible to
                         -----------
          participate in the Special Severance Benefits Program for Employees of the Corporation has a right to information about the Plan such as how it operates and an explanation of the benefits to which participants will be entitled under the terms of the Plan.

                    This Summary Plan Description is designed to give you an explanation of how the Plan operates. The Plan is administered in accordance with the Plan document, as well as applicable laws such as the Employee Retirement Income Security Act of 1974, as amended (ERISA). Each participant has the right to examine, without charge and upon proper request, all Plan documents, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as annual reports and Plan descriptions. Copies of all Plan documents and other Plan information may be obtained by written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for any copies requested.

                    Every effort will be made to provide any requested document or report within 30 days after it is requested. You will be notified if more time is needed to comply with your request. Financial penalties may be imposed upon the Plan Administrator if any materials which you have properly requested are not received within 30 days of your request (unless the materials were not sent because of matters beyond the control of the Plan Administrator).

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                    Certain Plan information is made available to
          participants automatically, so that no special request need be made, such as this Summary Plan Description and the Summary Annual Report (a summary of the Plan's annual financial report).

                    ERISA imposes obligations upon the persons who are responsible for the operation of an employee benefit plan. These persons are referred to as "fiduciaries" in the law. Fiduciaries
                                      -----------
          must act in the interest of Plan participants, and they must exercise prudence in the performance of their Plan duties. Fiduciaries who violate ERISA may be removed and required to make good any losses they may have caused to the Plan.

                    The law protects you from being terminated, disciplined or discriminated against if you attempt to obtain benefits which may be due you or if you exercise your rights under ERISA.

                    When a benefit claim is denied, you are entitled to a written explanation of the reason for denial, plus an explanation of your right to request an administrative review of the denied claim. The procedure for appeal of denied benefits is outlined in this Summary Plan Description.
                    If you fail to receive, within 30 days of your request, any information which you are legally entitled to request, or if your claim for benefits is denied after it has been fully reviewed as provided by the Plan and you are not satisfied with the review, or if you believe a fiduciary has violated his responsibilities, you have a right to file suit in a federal court or to request assistance from the U.S. Department of Labor. In any lawsuit, the court may require the losing party to pay all legal costs, including attorney's fees.

                    This Summary Plan Description constitutes the Plan document, copies of which are available upon request from the Plan Administrator. In the event of any inconsistency between any communication regarding the Plan and the Plan document itself, the Plan document controls.

                    If you have any questions about your ERISA rights, contact the Plan Administrator, you local benefits office or the nearest area office of the U.S. Labor-Management Service Administration, Department of Labor.



























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